Exhibit 4.4

VERSION FOR SIGNATURES

COMMERCIAL PLEDGE AGREEMENT

By and between the undersigned, to wit:

(A)	SYNERGY AEROSPACE CORP., a corporation organized and incorporated according to the laws of the Republic of Panama, duly filed under number 506629, document 858101 of the Commercial Section of the Public Registry, represented in this act by Mr. Carlos Armando Bryden Gonzalez, male, Panamanian, of legal age, married, domiciled in Panama City, identified with citizenship card No. 8-235-2072 and Passport No. 1603911 issued by the Republic of Panama, acting in the capacity of Director and duly authorized as appears in the Board of Director and Shareholders Meetings Minutes, dated September 4, 2012, hereinafter the PLEDGING GUARANTOR;

(B)	CITIBANK, N.A., corporation incorporated according to the laws of the United States of America, acting in the capacity of Administrative Agent for the Secured Parties (as indicated in the Margin Loan Agreement, defined below), duly represented in this act by Mr. Herman Hirsch, male, American, of legal age, banker, domiciled in the city of New York, acting in the capacity of Authorized Representative, hereinafter the PLEDGEE; and

(C)	CITIBANK, N.A., PANAMA BRANCH, a corporation incorporated according to the laws of the United States of America, duly registered with the Panamanian Public Registry as a foreign corporation under file number 404, reel 238, image 3 of the Microfilms Section (Commercial) of the Public Registry, duly represented in this act by Mr. RICARDO FERNANDEZ, male, Panamanian, of legal age, married, banker, domiciled in Panama City, identified with citizenship card No. 4-102-1002, acting in the capacity of Attorney-in-fact, as stipulated in the General Power of Attorney granted by Public Deed No. 5308 dated June 13, 1991, issued by Notary Office No.5 of the Circuit of Panama, registered under file 404, reel 32922, image 53, on July 25, 1991, hereinafter the COLLATERAL AGENT, who acts as the local agent for the PLEDGEE in this Pledge Contract, according to the provisions stipulated in this Contract,

Hereby state that a Pledge Share Agreement has been entered into, hereinafter the “CONTRACT”, according to the following statements and subject to the following clauses:

RECORDS AND STATEMENTS BY THE PARTIES

(1) Records:

a)	SYNERGY SHIPYARD INC., a corporation incorporated according to the laws of the Republic of Panama, registered under file No. 694926, document 1744006 of the Commercial Section of the Public Registry, signed a Margin Loan Agreement (as defined in the Margin Loan Agreement) on September 6, 2012, in the capacity of BORROWER, with the PLEDGEE;

b)	The PLEDGING GUARANTOR is currently an organization attached to the Borrower, therefore it is in the interest of the PLEDGING GUARANTOR, to fully and promptly comply with all obligations by the Borrower towards the PLEDGEE, according to the Margin Loan Agreement;

c)	The PLEDGING GUARANTOR is the sole and absolute owner of the five hundred twenty one million ordinary shares, authorized, issued, in circulation and paid in full to AVIANCATACA

HOLDING, S.A., (“AVIANCATACA”) as evidenced by (i) a series of Share Certificates owned by SYNERGY AEROSPACE CORP., (ii) as well as a Certificate of Ownership of the Shares issued by the Secretary of AVIANCATACA, attached to this Contract as Annex I, and which is considered an inseparable part of the Contract.

d)	By virtue of the above, it is the intention of the PLEDGING GUARANTOR to grant a pledge of up to fifty million ordinary AVIANCATACA shares, of which thirty-six million nine hundred eighty thousand eight hundred eighty one (36,980,881) ordinary shares (the SHARES) will be pledged as security in favor of the PLEDGEE through this Contract, according to the Margin Loan Agreement, and subject to the restrictions stipulated in the AVIANCATACA Shareholders Agreement signed on March, 16, 2011 and amended on May 6, 2011.

e)	The parties have agreed that these Shares will be placed in a trust account for their administration, safe-keeping and sale, and as an alternate source of payment in case of default by the Borrower, under the irrevocable instructions given for the different scenarios regarding payment of the obligations guaranteed under the Irrevocable Trust Account Agreement for the Administration and Custody of Common Shares, (the “Irrevocable Trust Account Agreement for the Administration and Custody of Common Shares”), signed between CITITRUST COLOMBIA, S.A. (the Trustee), the PLEDGING GUARANTOR (acting as Guarantor) and the PLEDGEE (as the Beneficiary), a copy of which is attached to this Contract as Annex IV, and which is considered an inseparable part of the Contract.

(2) Statements:

The PLEDGING GUARANTOR states and guarantees the following to the PLEDGEE:

(a)	AVIANCATACA, the corporation that issues the pledged shared, is a public limited company, duly incorporated and existing according to the laws of the Republic of Panama, and has the corporate capacity required to perform its business in the manner in which it does so today;

(b)	That, as of the date of this Contract, the PLEDGING GUARANTOR is a public limited company, validly existing and organized according to the laws of the Republic of Panama, and has obtained all the required authorizations, according to the corresponding legislation, in order to perform its business in the manner in which it does so today;

(c)	That the Shares were validly issued, have been paid in full and released by AVIANCATACA, and are free of any taxes and restrictions, with the exception of the provisions stipulated in this Contract;

(d)	That the signing and compliance of this Contract, has been duly authorized by all the required corporate acts and do not constitute non-compliance under: (i) its Articles of Incorporation; (ii) any law, decree or regulation, or applicable legal provision, or (iii) any important contract of which this Contact is a part;

(e)	That it is the sole and absolute owner of the Shares, which represent four point zero one per cent (4.01%) of the AVIANCATACA shares (both common and preferential) issued and in circulation;

(f)	This Contract has been duly signed and awarded by the corresponding authorized representative, and is considered valid and enforceable according to its terms and conditions.

(g)	That there is no need for consent, approval, license, authorization or validation by a court, administrative agency, commission or other government or public organizations of the Republic of Panama (or any of its States and subdivisions) regarding the execution and compliance of this Contract;

(h)	That all laws, decrees, regulations, resolutions or applicable legal provisions in or of the Republic of Panama have been complied with;

(i)	That this Contract has been duly signed and awarded by the corresponding authorized representatives of the PLEDGING GUARANTOR, and the obligations for which it is responsible, by virtue of this Contract are legally valid and enforceable, according to its terms and conditions;

(j)	Neither the signing nor the awarding of this Contract, nor the compliance of the obligations arising from this Contract, nor the execution of the transactions included therein (i) go against the Articles of Incorporation or By-laws of the PLEDGING GUARANTOR or the organizations that issue the pledged shares or the shareholder agreements in which the aforementioned or its shareholders are participants; (ii) go against a significant law, right or resolution, sentence or administrative or legal order applicable to the PLEDGING GUARANTOR or any of the organizations that issue the pledged shares, (iii) constitutes non-compliance of a significant promissory note, contract, or agreement in which the PLEDGING GUARANTOR or any of the organizations issuing the pledged shares is a party, or gives a third party the right to terminate said promissory note, contract, or significant agreement, or declare the early expiration date of the term stipulated for said significant promissory note, contract, or agreement, or (iv) entails the termination, suspension, cancellation or loss of a significant right, permit, license, authorization, registry, concession or franchise of the PLEDGING GUARANTOR or any of the organizations that issue the pledged shares.

(k)	That signing this Contract under the laws of the Republic of Panama, and the fact that it is subject to the courts of this country does not violate its Articles of Association or the Laws of the Republic of Panama in any way.

(3) Property Title of the Pledged Shares: The PLEDGING GUARANTOR specifically represents and warrants that it is the sole and absolute owner of the Shares, which are duly authorized, issued, in circulation and paid in full to AVIANCATACA, represented in Share Certificate No. twenty-two (22) in the amount of fifty million (50,000,000) common shares on behalf of SYNERGY AEROSPACE CORP., and which are not, nor will they be affected by any tax, promise, right or restriction of any nature, other that the pledge subject to this Contract and to the restrictions of the Shareholders Agreement of AVIANCATACA HOLDING, S.A. signed on March, 16, 2011 and amended on May 6, 2011.

CLAUSES:

FIRST: (Constitution and Object of the Pledge) Herein, the PLEDGING GUARANTOR constitutes a commercial pledge in favor of the PLEDGEE regarding the Shares, which will be taxed under this Contract and any of its amendment, in order to guarantee payment of current and/or future outstanding amounts by the Borrower to the PLEDGEE, by reason of the Margin Loan Agreement. Likewise, any additional shares awarded by the PLEDGING GUARANTOR to the PLEDGEE as guarantee for the secured obligations (defined below) or their corresponding increase will be subject to the commercial pledge herein.

The Parties agree that any current or future appended or accessory right regarding the Shares, including, without limitation (i) the right to vote, (ii) the right to stock dividends, (iii) the right to liquidation proceeds in case of dissolution or liquidation, (iv) the right to Shares in the event of a merger, incorporation or split, and, (v) any other right regarding the Shares, will remain the property of the PLEDGING GUARANTOR, however the rights must be exercised with the consent of the PLEDGEE, and will be considered suspended in the Event of Default (as defined in the Margin Loan Agreement).

SECOND: (Pledge-Secured Obligations) The pledge is constituted in order to guarantee full and prompt compliance with any and all current and future obligations incurred in by the Borrower in favor of the PLEDGEE, including, capital, commissions, charges, penalties, expenses and interests generated until the capital is paid in full, according to the terms and conditions stipulated in the Margin Loan Agreement, as well as any judicial and extrajudicial collection fees, legal costs and fees, and any other expense in which the PLEDGEE or the Pledge Trustee incur for its preservation, hereinafter the “Secured Obligations”.

THIRD: (Custodian) The parties agree to appoint Cititrust Colombia S.A., as custodian and trustee for the pledged Shares, in virtue of the Irrevocable Trust Account Agreement for the Administration and Custody of Common Shares regarding the AVIANCATACA HOLDING S.A. Common Shares, underwritten on September 6, 2012 between the PLEDGING GUARANTOR, as Guarantor and the PLEDGEE as the Beneficiary, and Cititrust Colombia S.A. as the Trust Company, of which Armanda Mago Vicentelli (hereinafter, the “Trustee”) is its legal representative. The Trustee accepts the appointment as custodian of the pledged shares, when the Common Share Trust Account Agreement is signed, and which is considered an inseparable part of the Contract.

In order to execute the Commercial Pledge subject to this Contract, the PLEDGING GUARANTOR will directly deliver the Shares to the Trustee in benefit of the PLEDGEE. Once the Shares are delivered to the Trustee by the PLEDGING GUARANTOR, the Trustee will notify the PLEDGEE of the delivery, in writing on the format attached in ANNEX III of this Contract, and which is considered an inseparable part of the Contract.

The PLEDGING GUARANTOR states that it has notified the Board of Directors of AVIANCATACA HOLDING, S.A. in writing, requesting the registration of the pledge in favor of the PLEDGEE in the Share Registry of the company, and that this has in effect occurred. As evidence of the registration of the pledge in the AVIANCATACA HOLDING S.A. Share Registry, a certificate issued by the Secretary of the organization and delivered to the COLLATERAL AGENT is attached in ANNEX II of this Contract, and which is considered an inseparable part of the Contract.

The Trustee is authorized to incur in any expense or take any action deemed necessary for the protection, preservation, administration, collection and insurance of the pledged Shares, according to the Common Share Trust Account Agreement.

Only the PLEDGEE may notify the PLEDGING GUARANTOR and the Trustee of any Event of Default regarding the Secured Obligations, in which case the Trustee will act according to the irrevocable instructions stipulated in the Common Share Trust Account Agreement. Both the PLEDGING GUARANTOR and the COLLATERAL AGENT must be notified in the case of any Event of Default regarding the Secured Obligations, for information purposes.

FOURTH: (Enforcement of the Pledge) In case of default on any of the Secured Obligations of this Pledge, including those agreed herein, the parties agree to a special transfer method, in virtue of which the PLEDGING GUARANTOR has issued precise instructions included in the Common Share Trust Account Agreement. The parties agree to the sales procedure stipulated therein for effects of transferring the pledged shares subject to this Contract.

In case of default, the PLEDGEE will notify the PLEDGING GUARANTOR and the Trustee in writing, in virtue of which the instructions given by the PLEDGING GUARANTOR to the Trustee must be followed.

FIFTH: (Affirmative and Negative Covenants) The PLEDGING GUARANTOR agrees to (i) keep up with all obligations, including taxes, fees and employer contributions, during the term of the Contract. The PLEDGEE reserves the right to request proof of payment at any moment; (ii) maintain its legal existence, therefore the legal existence of the company will in no way be significantly altered, by way of dissolution, liquidation, merger or consolidation.

The PLEDGING GUARANTOR agrees to present a Legal Concept by a suitable lawyer in the Republic of Panama, within a reasonable period of time after signing this Contract, confirming the statements and guarantees presented by the PLEDGING GUARANTOR in the Statement section of this Contract, and that the pledge subject to the Contract is duly constituted. This concept must be delivered to the PLEDGEE by the COLLATERAL AGENT in the format attached in ANNEX V and which is considered an inseparable part of the Contract.

SIXTH: (Notices) All notifications from the parties, unless otherwise stipulated, must be delivered in writing and delivered in person or by certified mail, courier or fax to the corresponding address:

To the PLEDGING GUARANTOR:

Attention:	Raúl Campos
Company:	SynergyAerospace
Position:	Corp. Treasurer
Address:	Rua Professora Heloisa Carneiro, 21, Sao Paulo-SP, Cep. 04630-050, Brazil
E-mail:	raul.campos@synergygroup.com
Tel:	+55 11 3797-5005
Fax:	+55 11 3797-5063

To the PLEDGEE:

Attention:	Dustin Sheppard:	dustin.c.sheppard@citi.com
	Bradley Diener:	bradley.diener@citi.com
	Hermán Hirsch:	herman.hirsch@citi.com
Company:	Citibank, N.A.
Address:	Corporate Equity Derivatives 390 Greenwich Street, 3rd floor New York, NY 10013
Telephone:	+1 212-723-5757
Telecopy:	+1 347-853-7278

With copy to:

Melissa Alwang, Esq.

Latham &Watkins LLP

885 Third Avenue

New York, NY 10022

Telephone: +1 212-906-1706

Telecopy: +1 212-751-4864

Email: melissa.alwang@lw.com

To the COLLATERAL AGENT:

Attention:	Jorge Almengor
Company:	Citibank N.A. Sucursal Panamá
Position:	Resident Vice President
Address:	Torre de las Américas, Torre B, Floor 14
E-mail:	jorge.almengor@citi.com
Tel:	+507.210.5903
Fax:	+507.210.5948

In the event of a change of address, the parties must notify the others of the change, which will only be effective from the date of notice.

It is understood and agreed that in case of notification by certified mail, a five (5) day period will be given from the time the notice is delivered to the post office. The receipt issued by the post office will suffice as proof of delivery.

SEVENTH: (Validity and Termination of the Pledge) It is understood that the present pledge guarantee is constituted for the period of time during which any debit balance exist in favor of the PLEDGEE, by reason of the Secured Obligations according to this Contract, even when amended, extended, refinanced, amended and restored, or when grace periods are granted. Consequently, the commercial pledge herein, will not be terminated by any act or omission by the PLEDGEE; nor by reason of amendment, reform, extension or any other type of change and variation to the terms, clauses or conditions of the secured obligations by the PLEDGEE, and the PLEDGING GUARANTOR accepts said amendments in advance.

Notwithstanding the above, this Pledge Agreement will terminate and must be promptly cancelled:

a.	On the date that all Secured Guarantees have been satisfied, and this fact is certified in writing by the PLEDGEE, or its agent; subject to the conditions and procedures stipulated in the Common Share Trust Account Agreement.

b.	At the request of the PLEDGEE and the PLEDGING GUARANTOR, stated in conjunction, in writing, at any time during the term of the Pledge.

c.	After the date in which a Default Event of the Secured Obligations occurs, precisely at the moment in which the Shares are converted to Preferential Shares, according to the provisions and procedures stipulated in the Common Share Trust Account Agreement.

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In the event that the pledge is terminated due to full payment of the Secured obligations, the pledged Shares will be returned to the PLEDGING GUARANTOR, according to the provisions stipulated in the Common Share Trust Account Agreement.

EIGHTH: (Partial Compliance of Obligations) In the event that the PLEDGEE does not request exact compliance of the agreed obligations, this does not imply, nor will it be considered an amendment to the terms of this Contract, or as the acceptance of non-compliance, or as a waiver of the contractual or legal rights to which the PLEDGEE is entitled, and shall not prevent the PLEDGEE from requesting full compliance of the obligations agreed, or exercising its full rights. Consequently, any delay or omission by the PLEDGEE regarding the sale of the Shares or the exercise of any other right is not considered a waiver of rights by the PLEDGEE and does not affect the actions that correspond at any given time.

NINTH: (Transfer) The PLEDGING GUARANTOR may not transfer its position in the Contract, or its economic rights, or any other rights arising therein, or its obligations, without the written consent of the PLEDGEE.

TENTH: (Waiver of Domicile) The PLEDGING GUARANTOR hereby expressly waives, his domicile, the right to objection, to any of the notices that may correspond, whether for non-acceptance or default, and the procedures subject to executive proceedings if it was decided this is the procedure to follow.

ELEVEN: (Validity of the Clauses): The parties understand and agree that should any of the provisions stipulated in this contract be deemed invalid according to the laws of the Republic of Panama, this invalidity will not render the entire contract invalid, rather it will be interpreted as if it did not include the provision or provisions declared invalid, and the rights and obligations of the parties will be interpreted in a manner according to the law.

TWELFTH: (Expenses) The PLEDGING GUARANTOR will be responsible for all expenses arising from this Contract, including the sale of pledged goods, notary seals and duties.

THIRTEENTH: (Applicable Legislations and Court Jurisdiction): This Contract will be governed by the laws of the Republic of Panama, and any dispute arising therein will be clarified by a competent court in the Republic of Panama.

FOURTEENTH: (Indemnity) The PLEDGING GUARANTOR agrees to hold the PLEDGEE, the COLLATERAL AGENT and all related personnel harmless at all times, as well as each of its executives, directors, agents, employees and controlling persons (the “Indemnified Party”) regarding any loss or damages (including, without limitation, any reasonable legal fees and expenses) that jointly or severally may be suffered, exercised or conceded against any Indemnified Party, as a result or in relation to (i) any investigation, lawsuit, process or preparation for the defense in a lawsuit, as a result of or in relation to the rendering of services stipulated in this Contract, with the exception of a final and irrevocable sentence issued by a competent court declaring said claim, damage, loss, liability or expense has resulted from gross negligence or fraud by the Indemnified Party; (ii) non-compliance of the obligations subject to this Contract, by the PLEDGING GUARANTOR, or (iii) whenever any of the records or guarantees granted by the PLEDGING GUARANTOR in this Contract result in falsehood or inaccuracy. The PLEDGEE and/or the COLLATERAL AGENT will communicate any action, claim or written procedure which may result in an indemnity, to the PLEDGING GUARANTOR, according to the terms stipulated above.

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FIFTEENTH: (Receiving Copy) The Parties certify that they know and accept each and every one of the clauses and conditions stipulated in this Contract, and agree to their full compliance. Likewise, they certify that they have received to their satisfaction a copy of this Contract.

[SPACE INTENTIONALLY LEFT BLANK]

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the Contract is signed in the city of Sao Paulo, Brazil on the sixth (6) of September, 2012, in three counterparts with the same content and effect.

The PLEDGEE,

/s/ Ricardo Fernandez

Citibank N.A. Name: Ricardo Fernandez Position: General Counsel

IN WITNESS WHEREOF, the Contract is signed in the city of Panama on the sixth (6) of September, 2012, in three counterparts with the same content and effect.

The PLEDGING GUARANTOR

/s/ Carlos Armando Bryden González
Synergy Aerospace Corp. Name: Carlos Armando Bryden González Position: Director Passport: 1603911

IN WITNESS WHEREOF, the Contract is signed in the city of Panama, on the sixth (6) of September, 2012, in three counterparts with the same content and effect.

The COLLATERAL AGENT

/s/ Ricardo Fernandez
Citibank, N.A., Panama Branch Name: Ricardo Fernandez Position: General Attorney—in fact Citizenship Card: 4-102-1002

ANNEX I

CERTIFICATE OF OWNERSHIP OF THE SHARES

The underwritten Secretary of AVIANCATACA HOLDING S.A:, a public limited company, incorporated according to the laws of the Republic of Panama (the “Company”) duly authorized for this act, hereby certifies that on September 6, 2012, Synergy Aerospace Corp., appears as the sole and absolute owner of 521.000.000 common shares of this corporation, which represents 57.8% of the total company shares issued and in circulation, and which have been duly paid in full and released.

In addition, it certifies that in this regard, a pledge of thirty nine million two hundred thousand shares is registered, represented by Share Certificates: No.             and No.             .

IN WITNESS WHEREOF, this document is signed on the 6 of September, 2012.

AVIANCATACA HOLDING, S.A.

Name:

Position: Director and Secretary

[NOTARIAL CERTIFICATE AND APOSTILLE]

ANNEX II

CERTIFICATE OF REGISTRATION OF PLEDGED SHARES

The underwritten Secretary of AVIANCATACA HOLDING, S.A., a public limited company incorporated according to the laws of the Republic of Panama (the “Company”) duly authorized to issue this certificate, hereby certifies that the pledge constituted regarding the shares owned by Synergy Aerospace Corp, on thirty six million nine hundred eighty thousand eight hundred eighty one common shares, signed on September 6, 2012, in favor of Citibank N.A. (the “Pledge Agreement”) has been duly registered in the Share Registry of the Company.

A copy of the section of the Company Share Registry in which the constitution of the pledge mentioned above appears, duly certified by a Public Notary is attached to this certificate.

IN WITNESS WHEREOF, this document is signed on the 6 of September, 2012.

Name:

Secretary:

[NOTARIAL CERTIFICATE AND APOSTILLE]

ANNEX III

COMMUNICATION OF DELIVERY OF SHARES

To the attention of,

Citibank N.A.

We hereby certify that we have received from the PLEDGING GUARANTOR (Synergy Aerospace Corp.) the Common Shares pledged according to the provisions stipulated in the IRREVOCABLE TRUST ACCOUNT AGREEMENT FOR THE ADMINISTRATION AND CUSTODY OF COMMON SHARES ENTERED INTO BY SYNERGY AEROSPACE CORP. CITITRUST COLOMBIA S.A. AND CITIBANK N.A., and signed on September 6, 2012.

Sincerely,

CITITRUST COLOMBIA S.A.

Name:

Position:

ANNEX IV

COPY OF THE IRREVOCABLE TRUST ACCOUNT AGREEMENT FOR THE

ADMINISTRATION AND CUSTODY OF COMMON SHARES ENTERED INTO BY

SYNERGY AEROSPACE CORP. CITITRUST COLOMBIA S.A. AND CITIBANK N.A.,

AND SIGNED ON SEPTEMBER 6, 2012

ANNEX V

LEGAL CONCEPT

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